UNITED  STATES
                       SECURITIES  AND  EXCHANGE  COMMISSION
                             Washington,  D.C.  20549

                             ----------------------

                                    FORM  8-K

                                 CURRENT  REPORT

 Pursuant  to  section  13  or  15(d)  of  the  Securities  Exchange Act of 1934

                        Date  of  Report:  July  9,  2004
                       (Date  of  earliest  event  reported)


                             FORCE  PROTECTION,  INC.
                        --------------------------------
           (Exact  name  of  Registrant  as  specified  in  its  charter)


          Colorado                    0-22273            84-1383888
    ------------------     ------------------------     -----------
    (State  or               (Commission  File  Number)   (IRS  Employer
other  jurisdiction                                    of  incorporation)
Identification  No.)

                         2031  Avenue  B,  Building  44
                   North  Charleston,  South  Carolina  29405
                                 ----------------
               (Address  of  principal  executive  offices)  (Zip  Code)

  Registrant's  telephone  number,  including  area  code:  (843)  740-7015


ITEM  5.  OTHER  EVENTS  AND  REG.  FD  DISCLOSURE


As part of our Transparency Project, we held an open house for shareholders on July 9, 2004 from 9 am until 12 am. Eleven shareholders attended. A partial tour of our facility was given that consisted of seeing the "mock-up" area, the 8 fabrication and the 8 integration cells and the paint booth area.

While no formal presentation was made, company officers responded to several questions posed by shareholders attending the tour. The following information was provided:


- As we have previously stated, we still expect to deliver 21 Buffalos and 14 Cougars currently on order during the third and fourth quarters.
- We expect to report our second quarter data within 45 days after quarter end.
- We publicly report only executed contracts. We do not generally comment on potential additional business.
- Part of our business model is to provide customer interactive flexibility. Rather than providing one standard product, we will design variations to meet a customer's needs. As a result, there are multiple versions of the Cougar.
- To our knowledge, we are the only American manufacturer of true mine and blast protect vehicles.
- We differentiate our company from the competition by being the little guy doing something special and by being more innovative.
- We are considering filing patents if the situation warrants. We currently have a few potential designs for which we may ultimately seek patent protection. For example, our electronic windows have had a warm response from customers. No decisions have been made in this regard.
- The Department of Defense and NATO are an important part of our customer base but, of course, we are open to orders from other sources.
- We will most likely have to raise additional financing to sustain our rate of growth, which is rapid. This financing will likely take the form of equity financing. If we choose to do a privately-placed deal, we will probably sell shares of our common stock at some discount to market - as we have done in the past. Another option is to borrow against our inventory and receivables.
- Our industry has had a history of consolidation. Despite that trend, our business plan is to focus on internal growth and create value for shareholders. We are not "teeing up" the company up for sale. We are also not interested in minority positions and joint ventures. However, if we received a proposal to acquire the company or for another significant transaction, we would evaluate whether the proposed transaction was in the best interest of the shareholders. In most cases, before we could agree to be acquired or participate in another significant transaction, shareholders would have an opportunity to vote on the transaction.
- In the past, we considered our manufacturing process to be similar to a workshop, where each product was created individually. We now are making the transition to a true manufacturing company that focuses on delivering high quality, consistent products in a cost-efficient manner.
- We currently have an adequate supply of steel, however we can not predict how available steel will be in the future. We buy steel directly from the mills.
- Our vehicles have taken IED and anti-tank mine hits. To our knowledge, there have been no personnel causalities in the use of any of our products. Our definition of "mine protected" and "blast protected" is "no serious injury to personnel and the vehicle can be repaired and returned to service".
- Full capacity monthly volume production for the area currently occupied was stated at 16 units. We are currently operating a second shift with 65 to 70 non-union hourly employees. We have a total workforce of 105.
- Technical Solutions Group is a wholly owned subsidiary of Force Protection, Inc.
- We believe the Marines will be doing phase 2 testing of the Cougar this year.
- We expect to lease another building of 142,000 square feet in the same facility in which we currently lease space. We believe the extra space will give us the ability to produce up to 500 vehicles per year.
- The "e" status on our ticker symbol was due to a dropped attachment on our 10-KSB. We use an outside contractor to make our SEC filings and the contractor made the error. We amended the 10-KSB as soon as we discovered the dropped attachment. As a result of the error, we hired a new contractor to make our SEC filings.
- We do not know how the upcoming presidential election will affect the company. Although all of our orders were placed during the Bush administration, we note that John Kerry has stated his intention to build up the military.
- We did not receive $7 million up-front money from the Department of Defense for either of the current contracts. We state in our press releases and SEC filings the status of our contracts and will continue to do so as we have news.


This report contains forward-looking statements, including statements regarding, among other items, our business strategies, continued growth in our markets, projections, and anticipated trends in our business and the industry in which we operate. The words "believe," "expect," "anticipate," "intends," "forecast," "project," and similar expressions identify forward-looking statements. These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, certain of which are beyond our control. We caution that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including, among others, the following: reduced or lack of increase in demand for our products, competitive pricing pressures, changes in the market price of materials used in our products and the level of expenses incurred in our operations. In light of these risks and uncertainties, the forward-looking information contained herein may not in fact transpire or prove to be accurate. We do not intend to update any forward-looking statements, except as required by law.


                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       FORCE  PROTECTION,  INC.
                                       ----------------------
                                       Registrant


Date:  July  19,  2004                   By:     /s/  Michael  Watts
                                              -------------------------
                                              Name:  Michael  Watts
                                              Title:  Chief  Executive  Officer